EXHIBIT 99.1

Sharps Compliance Corp. Announces Results for the Quarter and Fiscal Year Ended June 30, 2004; Company Generates Record Quarterly Revenues and Operating Income

    HOUSTON--(BUSINESS WIRE)--Aug. 9, 2004--Sharps Compliance Corp. and subsidiaries (OTCBB:SCOM) ("Sharps" or the "Company"), leading providers of cost-effective medical waste disposal solutions for industry and consumers, today announced, its operating results for the fourth quarter and fiscal year ended June 30, 2004.

    Financial Results

    For the three-months ended June 30, 2004, the Company generated revenues of $2.5 million versus revenues for the corresponding quarter of the prior fiscal year of $2.2 million, an increase of 13%. The increase in the fourth quarter revenues is a result of, (i) new sales in the agricultural market, (ii) growth in sales in the hospitality market and (iii) strength in the Company's core healthcare markets.
    For the fiscal year ended June 30, 2004, the Company generated revenues of $8.6 million versus revenues for the corresponding prior fiscal year of $8.4 million.
    The Company realized an improved gross margin of 43% for the three months ended June 30, 2004 versus a gross margin of 38% for the corresponding quarter of the prior fiscal year. For the fiscal year 2004, the Company reported a gross margin of 41% versus a gross margin of 31% for the corresponding period of the prior year. The improvements in the gross margins are attributable to operational efficiencies as well as cost reductions.
    The Company reported operating income for the quarter ended June 30, 2004 of $0.1 million versus an operating loss of $0.1 million for the corresponding quarter of the prior year. For the fiscal year 2004, the Company generated an operating loss of $0.1 million versus an operating loss of $1.3 million for the prior fiscal year.
    The significant improvement in the Company's operating results for the fiscal year 2004 are a result of, (i) increased revenue, (ii) improved gross margins and (iii) lower overhead expenses.

    Business and Regulatory Developments

    The Company also announced the renewal, for a three-year period, of its contract with a major home infusion provider. The Company is named as the primary vendor of its Sharps Disposal By Mail System(TM), asset return box and Pitch-it(TM) IV pole products.
    On the regulatory front, Governor Arnold Schwarzenegger recently signed California Senate Bill 1362, The Safe Needle Disposal Act of 2004. The legislation authorizes local California agencies to expand the scope of their existing household hazardous waste plans to provide for the safe disposal of medical sharps including hypodermic needles and syringes. Authorized disposal programs include the mail-back programs currently marketed by the Company.

    Comments

    Regarding the release, Dr. Burt Kunik, chairman, chief executive officer and president of Sharps Compliance Corp., stated, "We consider this quarter as a significant milestone in the history of the Company. We generated record quarterly revenue of $2.5 million, a 32% improvement in our year over year gross margins and an improvement in our annual operating results by $1.2 million.
    The strength in our fourth quarter revenues was a result of the growth in our core markets as well as new sales in the agricultural market. Our successful initiatives to improve gross margins contributed significantly to our quarterly and annual operating performance."
    Kunik added, "We are also proud to announce the contract renewal of a major and long time customer in the home infusion arena. Our products and services have improved our customer's operating efficiencies as well as facilitated cost reductions. We look forward to a long term and continued successful relationship.
    We applaud Governor Arnold Schwarzenegger and the state of California for enacting legislation aimed at addressing the safe disposal of needles and syringes. We believe the safe needle and syringe disposal programs adopted by the agencies and municipalities of California could prove to be the stepping stone for similar programs in other states in the country."
    Kunik concluded, "As we enter into fiscal year 2005, the Company is very well positioned to take advantage of the many market opportunities as well as improving regulatory environment. I believe we have the team in place to continue to move the Company forward and deliver solid results for fiscal 2005 and beyond."

    Headquartered in Houston, Sharps is a leading developer of superior solutions for improving safety, efficiency and cost related to the proper disposal of medical waste by industry and consumers. Sharps primary markets include healthcare, agriculture, hospitality, professional, industrial, commercial and retail. The Company's products and services represent cutting edge solutions for a variety of industries dealing with the complexity of managing regulatory compliance, environmental sensitivity, employee and customer safety, corporate risk and operating costs related to medical waste disposal. Sharps is a leading proponent and participant in the development of public awareness and solutions for the safe disposal of needles, syringes and other sharps in the community setting.
    Sharps Compliance Corp. is the exclusive supplier of Sharps Disposal by Mail systems to the Consumer Health Care division of Becton, Dickinson and Company. The Company also maintains an exclusive sales and marketing arrangement with Waste Management Inc. whereby Sharps provides safe disposal systems and related services for Waste Management's residential and commercial customers.
    The Company also has a mutually exclusive joint marketing agreement with McKesson Health Solutions ("McKesson"), a subsidiary of McKesson Corporation, to co-market and sell the Sharps Disposal by Mail System(TM) products and services to pharmaceutical manufacturers and biotechnology companies. McKesson is a leader in the design, implementation and management of marketing programs, specialty pharmaceutical services and patient support centers that help pharmaceutical and biotechnology manufactures successfully commercialize their products.
    Sharps Compliance Corp.'s common stock trades on the OTC Bulletin Board under the symbol SCOM.

    The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

    (Financial Highlights Follow)


               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                      Three Months Ended          Year Ended
                           June 30,                 June 30,
                    ----------------------- -------------------------
                       2004        2003        2004          2003
                    ----------- ----------- ----------- -------------
                    (Unaudited) (Unaudited)
                    ----------- ----------- ----------- -------------
REVENUES            $2,468,015  $2,192,866  $8,619,394    $8,419,339

COSTS AND EXPENSES:
  Cost of revenues   1,404,810   1,367,135   5,108,635     5,798,150
  Selling, general
   and
   administrative      919,923     891,540   3,418,695     3,754,014
  Depreciation and
   amortization         42,143      52,433     160,644       150,294
                    ----------- ----------- ----------- -------------

Operating income
 (loss)                101,139    (118,242)    (68,581)   (1,283,119)

INTEREST (EXPENSE)
 INCOME, net           (10,915)     (7,675)    (49,298)        5,592
                    ----------- ----------- ----------- -------------
       Net income
        (loss)         $90,224   ($125,917)  ($117,879)  ($1,277,527)
                    =========== =========== =========== =============
BASIC AND DILUTED
 NET LOSS PER SHARE      $0.01      ($0.01)     ($0.01)       ($0.13)
                    =========== =========== =========== =============
SHARES USED IN
 COMPUTING BASIC AND
 DILUTED NET LOSS
 PER SHARE          10,538,256   9,897,134  10,393,106     9,863,123
                    =========== =========== =========== =============


               SHARPS COMPLIANCE CORP. AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED BALANCE SHEETS

                                                June 30,    June 30,
                                                  2004        2003
                                               ----------- -----------
Assets
 Current assets:
   Cash and cash equivalents                     $242,803    $135,884
   Restricted cash                                 14,678     152,851
   Accounts receivable, net                       981,409     740,760
   Inventory                                      393,238     299,136
   Prepaid and other assets                       138,798     125,808
                                               ----------- -----------
             Total current assets               1,770,925   1,454,439
 Property and equipment, net                      539,800     597,691
 Intangible assets, net                            10,051           -

 Other assets                                           0      11,695
                                               ----------- -----------
             Total assets                      $2,320,776  $2,063,825
                                               =========== ===========

Liabilities and stockholders' (deficit) equity
 Current liabilities:
   Accounts payable                              $592,943    $567,918
   Accrued liabilities                            338,153     226,427
   Deferred revenue - pump return                 110,702     205,125
   Current portion of deferred revenue -
    incineration                                  108,299     108,547
   Current portion of deferred revenue -
    transportation                                553,938     476,630
   Notes payable and current portion of long-
    term debt                                     185,932     407,374
   Current maturities of capital lease
    obligations                                    37,513      36,501
                                               ----------- -----------
             Total current liabilities          1,927,480   2,028,522
 Long-term deferred revenue - incineration, net
  of current portion                               30,408      35,794
 Long-term deferred revenue - transportation,
  net of current portion                          179,506     164,142
 Long-term debt, net of current portion            10,826      45,563
 Obligations under capital leases, net of
  current maturities                               84,446     102,314
 Other                                             45,500      27,000
                                               ----------- -----------
             Total liabilities                  2,278,166   2,403,335
 Stockholders' (deficit) equity:
             Total stockholders' (deficit)
              equity                               42,610    (339,510)
                                               ----------- -----------
             Total liabilities and
              stockholders' (deficit) equity   $2,320,776  $2,063,825
                                               =========== ===========

    CONTACT: Sharps Compliance Corp., Houston
             David P. Tusa, 713-432-0300
             dtusa@sharpsinc.com
             www.sharpsinc.com